EXHIBIT 8.2

[SULLIVAN & CROMWELL LETTERHEAD]



October 24, 1996


Ford Motor Credit Company,
  The American Road,
    Dearborn, Michigan  48121.

Ladies and Gentlemen:

       As special tax counsel to Ford Motor Credit Company (the "Company") in connection with the proposed sale by the Company of up to $5,000,000,000 principal amount of Debt Securities to be designated as Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue, we hereby confirm to you our opinion as set forth under the heading "United States Taxation" in the Prospectus Supplement covering such notes relating to the Company's Registration Statement on Form S-3 (33-64237).

       We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Company's current report on Form 8-K and the reference to us under the heading "United States Taxation" in the Prospectus Supplement. By giving the foregoing consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                  Very truly yours,



                                  /s/ Sullivan & Cromwell